Exhibit 99.1

Cooperative development agreement for Solar PV farms

Party A: Xue Miao

Party B: Wuxi Huayang Dyeing & Finishing Machinery Co., Ltd.

For the full development and utilization of solar energy resources in the western provinces of Chinese, and to promote the rapid development of the local economy and new energy industry, Xue Miao (hereinafter referred to as Party A) hereby agrees to utilize his resources in the region, to together develop and construct solar photovoltaic power generation projects with Wuxi Huayang dyeing and Finishing Machinery Co. Ltd (hereinafter referred to as Party B). Party A and Party B in accordance with the principle of mutual benefit and common development, on the basis of voluntary, equality and coordination, reached the following agreement:

1, Main content:

(a) investment subject: the two sides set up a new company, tentatively called Wuxi ShengXin New Energy Engineering Co. Ltd. (hereinafter referred to as “the company”)

(b) the content of the construction of the project: to develop and build various solar photovoltaic grid connected power stations with a total capacity of 100-150 MWs in Guizhou, Yunnan and other provinces in China, the final installation capacity and the final construction addresses are to be determined.

(c) total projected investment for the project: 600 – 1000 million yuan. (self funding part if currently expected to be 200 million yuan)

(d) construction period: all projects are expected to be completed within 2 years and connected to the grid.

(e) procurement of equipment and components: joint consultation by both parties and the implementation of a bidding system to choose the best supplier. Party B will have the priority to provide components and equipment for the projects assuming under the same conditions as the other vendors (such as: solar racking and mounting systems, etc.)

2, Both sides’ responsibilities and obligations:

(a) Party A's responsibilities and obligations:

1. Party A shall be responsible for obtaining all the necessary items for the local government, and adopting the method of combination of levy and lease to ensure that the land is legal and in conformity with the relevant policies of the state land, forestry, etc..

2. Party A is responsible for assisting in obtaining the project construction land site selection approval, application of land use permits, construction land planning permits, construction permits and any other related administrative approval procedures, Party A guarantees Party B of the project land overall compliance.

3. Party A shall keep confidential the relevant documents, materials and relevant trade secrets submitted by both parties.

4. Party A is responsible for the connection of water, electricity, and road access for the project sites.

5. Party A shall be responsible for obtaining the relevant local meteorological, geological and topographic maps of the project.

6. Party A commits to assist in processing the approvals required for the early stages of the projects, and will actively assist the company in obtaining loan financing and governmental subsidies.

7. Party A is responsible for investing its corresponding portion of capital in the form of cash. If Party A is to take major credit for the successful development of a project, then Party B agrees that Party A shall reduce its capital contribution requirements and still obtain the same proportion of shares. The specific amount is to be determined by mutual agreement and both parties will sign separate written agreements.

8. If Party A cannot fully complete its promised investment before the end of 2017 in cash, then Party B will have the right to amend the contract, and both parties will adjust each sides’ equity interest to reflect the amount of capital each side has actually invested.

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(b) Party B's responsibilities and obligations:

1. Party B is responsible for investing its corresponding portion of capital in the form of cash, and during the project construction period, will have the priority to supply components and equipment for the projects assuming under the same conditions as the other vendors (such as: solar racking and mounting systems, etc.)

2. Party B agrees to cooperate fully with Party A to complete all project application and procedures.

3, Both sides agreed:

a. due to natural disasters (including fire, flood, earthquake, storm, hurricanes or other natural disasters), war, aggression, foreign fighters, terrorist acts, or other military occupation behavior, political confiscation, nationalization, government sanctions or embargoes and other force majeure factors, resulting in the agreement on terms not perform, after consultation with the parties, the automatic termination of this agreement.

b. after the signing of the agreement, the two sides will set up a joint working group to carry out preliminary work.

c. in case of dispute, the parties shall settle the dispute through dispute resolution, and if that fails, the dispute shall be submitted to the people's Court of the city/location where the defendant is located at.

4, Other matters:

1. this agreement is made in 6 copies, each party holds 3 copies.

2. This Agreement shall come into force upon signature and seal by Party A and Party B.

Party A:

Signature

/s/ Xue Miao

Party B:

Seal

Wuxi Huayang dyeing and Finishing Machinery Co. Ltd.

Signing time: December 23, 2016

Venue: Wuxi

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